EXHIBIT 10 (l)

THE BLACK & DECKER EXECUTIVE ANNUAL INCENTIVE PLAN

1.     Purpose

        The purpose of The Black & Decker Corporation Executive Annual Incentive Plan is to make a part of the annual compensation of the Corporation’s officers dependent on the Corporation’s performance and to provide rewards for performance as a competitive incentive to their efforts on the Corporation’s behalf, and thus to enhance and reinforce the Corporation’s ability to achieve its business goals. It is the intention of the Board of Directors of the Corporation in adopting the Plan that amounts paid to Participants under the Plan be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Section 162(m) Regulations.

2.     Definitions

        Whenever used for purposes of the Plan, the following terms have the meanings defined below, and when the defined meaning is intended, the term is capitalized:

        (a)        “Award” means a grant to a Participant of incentive compensation under the Plan.

        (b)        “CEO” means the Chief Executive Officer of the Corporation.

        (c)        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

        (d)        “Committee” means the Compensation Committee of the Board of Directors of the Corporation. All members of the Committee shall be members of the Board of Directors of the Corporation who are not eligible to participate in the Plan and who are (i) disinterested persons as defined in Rule 16b-3 adopted pursuant to the Exchange Act, (ii) outside directors as defined in the Section 162(m) Regulations, and (iii) independent directors as defined in the New York Stock Exchange’s corporate governance rules and the Corporation’s Corporate Governance Policies and Procedures Statement.

        (e)        “Corporation” means The Black & Decker Corporation.

        (f)        “Maximum Participant Award” means, with respect to a particular Participant, the maximum Award payable to such Participant as determined in accordance with Section 6(c) of the Plan.

        (g)        “Participant” means an employee who is an officer of the Corporation who has been designated to participate in the Plan.

        (h)        “Performance Period” means the fiscal year in respect of which an Award is to be paid under the Plan.

        (i)        “Plan” means The Black & Decker Executive Annual Incentive Plan, as amended from time to time.

        (j)        “Section 162(m) Regulations” mean the regulations adopted pursuant to Section 162(m) of the Code, as amended from time to time.

        (k)        “Subsidiary” means any domestic or foreign corporation, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation.

3.     Administration

        (a)        The Committee shall determine who shall be a Participant, the applicable performance goals for each Performance Period and the amount of any Awards paid under the Plan, shall construe, interpret (subject to Section 3(d) of the Plan) and administer the Plan, and shall adopt such rules and regulations and take such other action as it deems appropriate. All decisions by the Committee shall be final, conclusive and binding on the Corporation and each Participant, former Participant, beneficiary and every other interested person. The Committee may condition participation in the Plan by an employee upon the employee agreeing to certain terms and conditions of employment (including, without limitation, noncompete, confidentiality or similar provisions). Prior to the payment of any Awards under the Plan the Committee shall certify, in accordance with the Section 162(m) Regulations, that the performance goals in respect of the applicable Performance Period have been satisfied. The Committee will report annually to the Board of Directors of the Corporation all action taken under the Plan, including Awards paid.

        (b)        Within 90 days of the beginning of each Performance Period (or, if earlier, before 25% of the period of service to which the performance goals relate has elapsed), the Committee shall establish or approve performance goals for the Performance Period. The performance goals established by the Committee shall be stated in terms of an objective formula or standard and shall be based on one of, or a combination of, the following factors: the market price of the Corporation’s Common Stock at the close of business on the last business day of the Performance Period, increases in the market price of the Corporation’s Common Stock during the Performance Period, the earnings for the Performance Period (either before taxes, before interest and taxes, before depreciation, amortization, interest and taxes, or after all of the foregoing), the earnings per share for the Performance Period, or, as to the Corporation or any subsidiary, group, division, or operating unit thereof, the return on equity or net assets for the Performance Period, the gross margin or cost of goods sold for the Performance Period, or the cash flow from operations or free cash flow for the Performance Period.

        (c)        The Committee shall administer the Plan in a manner consistent with the terms and conditions of the Section 162(m) Regulations to enable Awards paid under the Plan to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Section 162(m) Regulations.

        (d)        It is intended that the Plan comply with Section 409A of the Code and the regulations or guidance issued thereunder and it shall be interpreted accordingly.

4.     Participation

        (a)        Participation in the Plan shall be limited to selected officers of the Corporation who the Committee has determined have a significant influence on the Corporation’s annual corporate performance. The selection of Participants shall be made by the Committee within 90 days of the beginning of a Performance Period (or, if earlier, before 25% of the period of service to which the performance goals relate has elapsed) and communicated to the Participants as soon thereafter as practicable.

        (b)        At any time during a Performance Period the Committee may designate new Participants or remove officers from participation, in its sole discretion. An officer’s participation in the Plan in any prior year or years shall not give the officer the right to be a Participant in any subsequent year.

5.     Awards

        (a)        At the end of each Performance Period, the CEO shall submit a written report to the Committee describing the performance of the Corporation (or, if applicable, a business unit) relative to those performance goals previously established by the Committee for the Performance Period.

        (b)        Awards shall be made annually in accordance with the respective performance against the performance goals established by the Committee for the respective Performance Period.

        (c)        The decision to pay or not to pay an Award and the amount of the Award to be paid shall be made by the Committee based on the performance goals established in respect of the applicable Performance Period and in accordance with the Section 162(m) Regulations. Under no circumstances may the Committee make an Award to a Participant that exceeds the applicable Maximum Participant Award for the respective Performance Period. The Committee in its sole discretion may reduce the amount of any Award paid to a Participant below the amount of the Award that otherwise would be payable to the Participant upon application of the performance goals for the applicable Performance Period or may decide not to pay an Award when performance goals for the applicable Performance Periods have been satisfied, but under no circumstances may the Committee increase the amount of any Award that otherwise would be payable to the Participant upon application of the performance goals for the applicable Performance Period.

        (d)        With respect to each Participant, the Maximum Participant Award for a Performance Period shall be equal to 200% of his or her annual base salary on the date the Committee establishes the performance goals for the applicable Performance Period. Notwithstanding the foregoing, under no circumstances may the Maximum Participant Award for any Performance Period exceed $4 million.

6.     Payment of Awards

        (a)        Awards shall be paid as soon as practicable after the end of a Performance Period (but in no event later than the last day of the calendar year immediately following the end of the Performance Period), after audited results for the Performance Period are available, and after the Committee has certified that the applicable performance goals have been satisfied.

        (b)        Awards shall be paid in cash and shall be paid in the currency in which each Participant’s base salary is paid.

7.     Termination of Employment

        If before an Award is actually paid to a Participant with respect to a Performance Period the Participant ceases to be a regular, full-time employee of the Corporation or any of its Subsidiaries for a reason other than retirement with a right to an immediate retirement benefit, the Participant’s eligibility under the Plan shall terminate and no Award will be made. If a Participant’s employment terminates at a time when the Participant has a right to receive an immediate retirement benefit from the Corporation or any of its Subsidiaries, the Committee may make such Award as it deems appropriate under the circumstances; provided, however, that the Award shall not exceed the Award the Participant would have been entitled to receive upon application of the performance goals for the applicable Performance Period if the Participant had been employed for the entire Performance Period times a fraction the numerator of which shall equal the number of days the Participant was employed by the Corporation and its Subsidiaries during the Performance Period and the denominator of which shall equal the number of days in the Performance Period.

8.     Claim to Awards and Employment Rights

        No officer or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ of the Corporation or a Subsidiary or affecting the right of the Corporation and its Subsidiaries to terminate the employment of any person at any time, for any reason and with or without notice.

9.     Tax Withholding

        The Corporation or a Subsidiary, as appropriate, shall have the right to deduct from all Award payments for any Federal, State or local taxes or other similar payments required by law to be withheld with respect to such payments.

10.     Expenses of Plan

        The expenses of administering the Plan shall be borne by the Corporation and its Subsidiaries.

11.     Amendment and Termination

        The Board of Directors may, in its discretion, terminate, amend or modify this Plan at any time and from time to time. The Plan may be amended at any time, including retroactively, to conform the Plan to the provisions and requirements of Section 409A of the Code, and no such amendment shall be considered prejudicial to any interest of any participant thereunder.

12.     Effective Date of the Plan

        The Plan, as amended effective January 1, 2005, shall be effective as of January 1, 1996, provided that the Plan is approved by the stockholders of the Corporation at the 1996 Annual Meeting of Stockholders or any adjournment thereof. In the event the Plan is not approved by the stockholders of the Corporation at the 1996 Annual Meeting of Stockholders or any adjournment thereof, the Plan shall terminate and be of no force and effect and no benefits shall be payable hereunder.